ISSUER FREE WRITING PROSPECTUS Dated September 22, 2011 Filed Pursuant to Rule 433 Registration No. 333-176952

American Realty Capital Properties, Inc. (NASDAQ: ARCP) The properties pictured herein are actual properties owned by the company.  Investor Presentation   September 2011

American Realty Capital Properties, Inc. Forward-Looking Statements Certain statements made in this presentation are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of American Realty Capital Properties, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:  We depend on tenants for our revenue, and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.  No public market currently exists, or may ever exist, for shares of our common stock.  We may be unable to pay or maintain cash distributions or increase distributions over time.  We are obligated to pay substantial fees to our Advisor and its affiliates, including fees payable upon the sale of properties.  We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States' credit markets. 2

American Realty Capital Properties, Inc. Summary of Capitalized IPO Offering Size $69.75 million Shares Offered 5,580,000 shares at $12.50 per share Listing Date September 7, 2011 Use of Proceeds Repay debt, transaction expenses, working capital Current Declared Distributions $0.875 per share, annualized, paid monthly Investment Strategy Single tenant, free-standing properties net leased to tenants with strong credit profiles Property Portfolio 63 contributed properties 3

American Realty Capital Properties, Inc.  Structure net leases with: – Terms averaging 3 to 8 years – Below-market “vintage” rents – Contractual rent growth  Acquire freestanding, single-tenant properties at “Main & Main” or in strategic locations  Diversify portfolio by: − Tenant − Industry − Geography  Target investment grade tenants and other credit-worthy tenants  Buy at or below replacement cost Distributions to be paid monthly,1 with income and appreciation potential 4 1 Distributions are not guaranteed. We may not be able to pay or maintain distributions and they are subject to change at any time. Until we generate operating cash flows sufficient to pay distributions, we may pay distributions from the net proceeds of our offering, from our borrowings, or from other sources. Payment of fees to our manager and American Realty Capital, as well as the payment of operating expenses will reduce cash available for distributions. We currently have not paid any distributions. Investment Strategy

American Realty Capital Properties, Inc. 5 Create shareholder value by:  Acquiring leases with below-market rents  Paying less than replacement cost  Repositioning or releasing at lease expiration Value Creation

Properties, Inc. 6  61 net lease properties  100% occupied  100% credit tenants  2% + annual fixed rent increases  9.3 year average remaining lease term (as of June 30, 2011)  Zero leases expiring before July 2016 Continuing Properties

American Realty Capital Properties, Inc. 7 23% 10% 21% 23% 5% 12% 3% 1% 1% 1% 2011 Gross Rents by State

Geographic Distribution American Realty Capital Properties, Inc. 8 Continuing Property Details Properties 60 Square Feet 296,330 Effective Rent/SF $21.07 Annual Rent Growth 2.5% Lease Duration 5.1 – 7.6 years2 Overview  Tenants consist of two financial institutions with total assets of $150 billion  Investment grade rated tenants  Owned by The Royal Bank of Scotland Group plc  1,500 combined total branches located in 14 states Tenant Summary – Citizens Bank1  (1) Tenants are RBS Citizens, NA and Citizens Bank of Pennsylvania. The parent company, The Royal Bank of Scotland Group plc, is neither a tenant nor guarantor under the leases. (2) As of June 30, 2011.

American Realty Capital Properties, Inc. Continuing Property Details Properties 1 Square Feet 465,600 Effective Rent/SF $4.08 Annual Rent Growth 2.0% Lease Duration 18.4 years3 Overview  World’s largest home improvement retailer  Globally $40.1 billion in total assets, including affiliates2  2,244 stores and distribution facilities worldwide2 (1) Tenant is Home Depot USA, Inc., a wholly owned subsidiary of Home Depot, Inc., which is neither a tenant nor guarantor under the lease. (2) Assets and number of stores and distribution facilities only reflect the financial condition of Home Depot, Inc., the parent company of our tenant. Source: Home Depot, Inc. Form 10-K filed with the SEC March 24, 2011. (3) As of June 30, 2011. 9 Tenant Summary – Home Depot1

American Realty Capital Properties, Inc. Announced Acquisitions 29 Properties $20.2 Million 9.15% Cap Rate 7 Properties $5.9 Million 8.74% Cap Rate 8 Years Remaining Lease Term 1 Property $3.8 Million 9.15% Cap Rate 8.2 Years Remaining Lease Term 21 Properties $10.5 Million 9.38% Cap Rate 6.7 Years Remaining Lease Term We have entered into letters of intent to purchase 7 Advance Auto properties, 21 Dollar General properties and 1 Walgreens pharmacy. On September 21, 2011, we filed a registration statement on Form S-11 with the SEC offering up to $16,250,000 of our common stock. We intend to use the proceeds from this offering to finance the foregoing acquisitions. The registration statement has not yet become effective. The shares of common stock covered by the registration statement may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The proposed offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522 or Ladenburg Thalmann & Co., Inc., 520 Madison Ave., 9th Floor, New York, NY 10022, Tel: 212.409.2400 or by accessing the following link: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001507385&owner=exclude&count=40

American Realty Capital Properties, Inc. 11 Portfolio Diversification Post-IPO $131 Million in Assets $9.1 Million Average Annual Rent 2 Tenants 10 States 100% Investment Grade Tenants Acquisition Pro Forma $152 Million in Assets $10.7 Million Average Annual Rent 5 Tenants 13 States 86% Investment Grade Tenants

American Realty Capital Properties, Inc. 12  Externally managed by ARC Properties Advisors LLC (an affiliate of American Realty Capital)  Fully-staffed professional management team  Management fee subordinated to full coverage of shareholder distributions from FFO, as adjusted  Total management fee limited to 50bps on average adjusted book value  Incentive compensation performance-based Management Agreement

American Realty Capital Properties, Inc. 13  Members remaining 100% of equity investment  50 professionals and support personnel with broad capabilities  Acquisition, asset management, operations, leasing and capital markets  Accounting, reporting, risk management and legal  Net lease experience and expertise  Investment track record  $5 billion invested in net lease properties  All major industry sectors  Long-standing relationships with key industry participants Management Team

American Realty Capital Properties, Inc. 14 Nicholas S. Schorsch Chairman & CEO William M. Kahane President & COO Brian S. Block Chief Financial Officer Michael Weil Executive VP-Operations Peter M. Budko Chief Investment Officer Advisor Executive Management & Shared Resources  Synergistic Value: “ARC Advisory Services Group” (50 professionals across multiple disciplines) Operations IT Marketing Accounting Legal Human Resources Originations Due Diligence Investment Banking Investor Relations Financing

American Realty Capital Properties, Inc. 15 (1) This represents ARCP’s anticipated distributions during its first year of operations. Distributions are not guaranteed. We may not be able to pay or maintain distributions and they are subject to change at any time. Until we generate operating cash flows sufficient to pay distributions, we may pay distributions from the net proceeds of our offering, from our borrowings, or from other sources. Payment of fees to our manager and American Realty Capital, as well as the payment of operating expenses will reduce cash available for distributions. We currently have not paid any distributions. You should refer to the “Distribution Policy” section of ARCP’s prospectus for more details.  High quality assets, credit tenant focus  Existing cash flows + growth potential  Current declared distribution of $0.875 annualized, paid monthly  Low operating cost structure  Experienced management team  Prior track record in the investment strategy Company Highlights

American Realty Capital Properties, Inc. 16 (NASDAQ: ARCP) Brian D. Jones T: (212) 415-6559 M: (415) 999-3591 bjones@arlcap.com Brian S. Block T: (212) 415-6512 M: (215) 906-9122 bblock@arlcap.com Anthony J. DeFazio DeFazio Communications, LLC T: (484) 532-7783 M: (484) 410-1354 tony@ldefaziocommunications.com Press Inquiries: Investor Questions: Company Contacts